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                                                                      EXHIBIT 99

      SS&C TECHNOLOGIES, INC. INITIATES NEW REPURCHASE PLAN TO PURCHASE UP
                      TO $20 MILLION OF ITS COMMON STOCK



Windsor, CT, May 24, 2001 - SS&C Technologies, Inc. (Nasdaq: SSNC) today announced that its board of directors has authorized the continued repurchase of shares of the Company's common stock, up to an additional expenditure of $20 million, over the next year as market and business conditions warrant, in open market, negotiated, and block transactions. The Company initiated the repurchase program on May 23, 2000, pursuant to which it repurchased 1,203,219 shares for a total expenditure of $6,449,353. The repurchased shares will be used for general corporate purposes.

         SS&C had 15,027,916 shares of common stock outstanding as of May 23, 2001. At the current market price of $4.95 (as of close of market May 23, 2001), SS&C's approximate market capitalization is $74.4 million.

         William C. Stone, SS&C's President, Chief Executive Officer, and Chairman of the Board, said "The Company's cash and investments in marketable securities of approximately $57.5 million gives us ample flexibility to buy back shares. During the past year, we repurchased more than 1.2 million shares, this stock repurchase program reflects our continued belief in the value of our people, products, and markets."

ABOUT SS&C TECHNOLOGIES

With offices in the US, Canada, Europe and Asia, SS&C is a leading provider of financial software solutions, services and expertise to asset managers world-wide. Its diverse products and services are used by a large cross section of investment institutions who deploy its trading, accounting, reporting and analysis solutions, and ASP services. Client companies manage, in aggregate, more than $3 trillion in assets. SS&C is publicly traded on the Nasdaq Stock Market under the symbol "SSNC." Additional Company information is available at www.ssctech.com.


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